Exhibit 99.1

MEDNAX Reports 2009 Third Quarter EPS of $1.03

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--November 2, 2009--MEDNAX, Inc. (NYSE:MD) today reported record results from operations for the three months and nine months ended September 30, 2009, that reflect contributions from acquisitions, same-unit revenue growth and operating efficiencies.

For the 2009 third quarter, MEDNAX reported quarterly record results for:

  Revenue, which was $331.3 million, an increase of 24 percent over the prior-year;
  Operating income of $78.3 million, which grew by 26 percent as operating margin increased to 23.7 percent;
  Net income from continuing operations of $48.1 million, an increase of 29 percent;
  Net income per share from continuing operations of $1.03, which grew by 27 percent; and
  Record quarterly cash flow from operations of $106.7 million.

“We continue to see the benefits of our business model, which successfully balances the growth opportunities that come from our ability to attract physicians to our national medical group practice model and achieve efficiencies under our management programs,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We remain excited about the long-term growth prospects for our organization, both within our historical subspecialties and our emerging anesthesia specialty. At the same time, we are making better use of our administrative infrastructure to improve operating results across all of our physician services.”

For the three months ended September 30, 2009, MEDNAX’s net patient service revenue of $331.3 million increased by 24 percent from $267.2 million reported for the 2008 third quarter.

Revenue increased largely due to acquisitions completed during the past 12 months, including an anesthesiology group practice acquired at the end of the 2008 third quarter.

Same-unit revenue increased by 7.4 percent, and consisted of patient volume growth across all of the Company’s physician specialties and subspecialties of 4.8 percent and growth of 2.6 percent related to reimbursement factors.

At neonatal intensive care units staffed by MEDNAX’s Pediatrix Medical Group, patient volume increased by 4.0 percent, on a same-unit basis, for the 2009 third quarter when compared with the prior-year period.

MEDNAX’s same-unit revenue growth related to reimbursement factors for the 2009 third quarter continues to benefit from improved reimbursement for services covered under third-party commercial payor programs. This was offset by an increase in the percentage of its services reimbursed under government programs during the 2009 third quarter, compared with the prior-year period. On a sequential basis, the percentage of MEDNAX’s services reimbursed under government programs for the 2009 third quarter was approximately 2 percentage points higher than for the 2009 second quarter.

Income from operations for the 2009 third quarter grew by 26 percent, to $78.3 million, from $62.2 million for the comparable 2008 period. Operating margin of 23.7 percent for the 2009 third quarter improved by 37 basis points from the prior-year period, due largely to revenue growth leading to operating efficiencies in both practice and administrative services. As a percent of revenue, general and administrative expenses declined by 15 basis points, to 11.36 percent for the 2009 third quarter when compared with the prior-year period.

MEDNAX’s tax rate was 38.45 percent for the 2009 third quarter, down from 39.25 for the 2008 third quarter as a result of lower reserve requirements related to the expiration of the statute of limitations on certain items.

MEDNAX’s net income from continuing operations for the 2009 third quarter of $48.1 million increased by 29 percent from $37.4 million for the 2008 third quarter, principally as a result of revenue growth, operating efficiencies, reduced interest expense and a lower tax rate. MEDNAX earned $1.03 per share based on a weighted average 46.7 million shares outstanding for the 2009 third quarter, up 27 percent from 81 cents per share, based on a weighted average 46.2 million shares outstanding for the 2008 third quarter.

For the nine months ended September 30, 2009, MEDNAX’s net patient service revenue was $955.0 million, up 24 percent from $770.5 million for the first nine months of 2008. Operating income grew by 19 percent to $209.7 million for the nine months ended September 30, 2009, from $176.7 million for the comparable 2008 period. Both income from continuing operations and net income were $125.4 million through nine months of 2009, or $2.71 per share based on a weighted average 46.3 million shares outstanding. This compares with income from continuing operations of $107.7 million, or $2.26 per share based on a weighted average 47.6 million shares outstanding, through nine months of 2008. Net income through nine months of 2008 was $130.2 million, or $2.74 per share, which includes income from discontinued operations, net of income taxes, of $22.5 million related to the sale of the Company’s metabolic screening laboratory.

At September 30, 2009, MEDNAX had cash and cash equivalents of $20.9 million. The Company had an outstanding balance of $85.5 million on its $350 million revolving credit facility.

MEDNAX’s cash flow from operations for the 2009 third quarter was $106.7 million and the Company continued to use its cash to reduce debt levels and complete acquisitions. During the 2009 third quarter, MEDNAX reduced amounts outstanding on its revolving credit facility by $66.5 million. In addition, the Company invested $41.1 million of its cash to fund its acquisitions, including two group practices, a neonatal group in Nashville, Tennessee and a multi-state pediatric subspecialty group based in Las Vegas, Nevada, and to make contingent purchase price payments for previous acquisitions.

Through nine months of 2009, MEDNAX has generated $168.5 million in cash flow from operations. The Company has invested $103.4 million this year to fund acquisitions, including eight physician group practices, as well as to make contingent purchase price payments for previous acquisitions.

Outlook

MEDNAX expects earnings per share for the 2009 fourth quarter to be in a range of 95 cents to $1.01. This outlook anticipates a range for same-unit NICU patient volume of 1 percent lower to as much as 1 percent higher for the 2009 fourth quarter when compared with the 2008 fourth quarter, and that the percentage of services reimbursed under government programs for the 2009 fourth quarter will range from as much as 2 percentage points higher to unchanged when compared with the 2009 third quarter.

Earnings conference call

MEDNAX will host an investor conference call at 10 a.m. (EST) today to discuss the quarterly results and near-term outlook. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon (EST) today through midnight (EST) November 16, 2009, by dialing 800-475-6701, access code 117158. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc., is a national medical group that comprises the nation’s leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 250 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric intensivist physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. In 2007, the Company expanded into anesthesia services. Today, American Anesthesiology includes more than 450 anesthesiologists and advanced practitioners. MEDNAX, through its affiliated professional corporations, employs more than 1,400 physicians in 33 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements which may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well as MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands, except for per share data)

Net patient service revenue	$331,276	$267,185	$954,976	$770,462

Operating expenses:
Practice salaries and benefits	198,229	159,799	583,993	461,855
Practice supplies and operating expenses	13,100	11,145	38,539	31,388
General and administrative expenses	37,648	30,749	110,593	91,521
Depreciation and amortization	3,956	3,296	12,106	9,051

Total operating expenses	252,933	204,989	745,231	593,815

Income from operations	78,343	62,196	209,745	176,647

Investment income	430	487	1,300	2,445
Interest expense	(570)	(1,126)	(2,405)	(1,846)

Income from continuing operations before taxes	78,203	61,557	208,640	177,246

Income tax provision	(30,069)	(24,161)	(83,237)	(69,549)

Income from continuing operations	48,134	37,396	125,403	107,697

Income from discontinued operations, net of
income taxes	-	-	-	22,519

Net income	$48,134	$37,396	$125,403	$130,216

Per common and common equivalent share data (diluted):

Net income from continuing operations	$1.03	$0.81	$2.71	$2.26

Net income from discontinued operations	$-	$-	$-	$0.48

Net income	$1.03	$0.81	$2.71	$2.74

Weighted average shares used in computing net income per common and common equivalent share (diluted)	46,664	46,178	46,279	47,584

Balance Sheet Highlights
(Unaudited)

	As of	As of
	Sep. 30, 2009	Dec. 31, 2008
	(in thousands)
Assets:
Cash and cash equivalents	$20,865	$14,346
Short-term investments	7,159	20,764
Accounts receivable, net	164,023	162,395
Other current assets	96,599	87,396
Other assets, property and equipment	1,363,528	1,211,973
Total assets	$1,652,174	$1,496,874

Liabilities and shareholder's equity:
Accounts payable & accrued expenses	$333,497	$302,584
Total debt	86,014	140,114
Other liabilities	115,830	89,038
Total liabilities	535,341	531,736
Shareholders' equity	1,116,833	965,138
Total liabilities and shareholders' equity	$1,652,174	$1,496,874

CONTACT:
MEDNAX, Inc.
Bob Kneeley, Director, Investor Relations
954-384-0175, x-5300
bob_kneeley@mednax.com